Exhibit 99.1

BAKER HUGHES APPOINTS AHMED MOGHAL CHIEF FINANCIAL OFFICER

Experienced Baker Hughes finance leader will play key role in driving next phase of strategic transformation and growth

HOUSTON and LONDON, Feb. 24, 2025 – Baker Hughes Company (Nasdaq: BKR) (“Baker Hughes” or the “Company”) on Monday announced that Ahmed Moghal, a highly experienced finance leader who currently serves as chief financial officer (CFO) of our Industrial & Energy Technology (IET) business, has been appointed CFO of the Company, effective immediately. Prior to IET, Moghal held senior positions in various business and corporate roles. In this role, he succeeds Nancy Buese, who, by mutual agreement with the Company, ceased to serve as CFO effective today.

Lorenzo Simonelli, Baker Hughes chairman and chief executive officer, said, “The news we are announcing today reflects the substantial progress Baker Hughes has made in executing our strategic transformation. Reflecting on the financial successes achieved during Horizon 1, we drove record results last year while taking key actions across the Company to significantly expand margins. As we progress into the next horizon, our focus remains on driving profitable growth across the Company as we further exploit our versatile IET portfolio, leverage growth across the natural gas and LNG value chain, scale our new energy and digital businesses, and drive enhanced growth in mature assets solutions.”

He continued, “As we embark on this next phase of growth, it is crucial to have a CFO with deep-domain knowledge across both business segments, a track record of fostering collaboration and strong financial performance, and a comprehensive understanding of our growth strategy. As part of his previous roles in Baker Hughes, and as well as currently leading free cash flow efforts across the Company, Moghal has developed unique insights into our business and broad portfolio that will ensure we efficiently allocate capital to drive profitable growth while remaining focused on continuous margin improvement. We are confident he is the right person to help us deliver on our financial objectives and support a culture of innovation and a growth mindset across the Company.”

The Company reaffirmed its first-quarter and full-year 2025 outlook shared during its 2024 fourth-quarter and full-year earnings conference call on Jan. 31, 2025. This includes projecting another solid year of EBITDA growth, achieving a 20% EBITDA margin for its OFSE segment in 2025 and the IET segment in 2026, and committed to returning 60% to 80% of free cash flow to shareholders.

With Moghal’s appointment, Buese will move to a strategic adviser role and will depart the Company on April 30, 2025.

Simonelli added, “We are grateful to Nancy for the important role she played in executing on key pillars of the first phase of our transformation, including driving operational efficiency and achieving cost reduction objectives to deliver enhanced margin growth and shareholder returns. We wish her all the best in her future endeavors.”

Moghal has served as senior vice president & CFO of the Industrial and Energy Technology business of Baker Hughes since 2023. Prior to this role, he was appointed as the financial planning & analysis leader at the time of the merger of Baker Hughes and GE Oil & Gas in 2017. In his more than two decades of experience, Moghal has worked in several industries globally, driving performance across multiple business models and cycles. He started his career in GE in the Financial Management Program and subsequently Corporate Audit Staff.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward—making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

For more information, please contact:

Investor Relations

Chase Mulvehill

+1 346-297-2561

investor.relations@bakerhughes.com

Media Relations

Adrienne M. Lynch

+1 713-906-8407

adrienne.lynch@bakerhughes.com